Exhibit 99.1

For release: November 8, 2011	For further information contact: Steven R. Lewis, President & CEO David W. Gifford, CFO (330) 373-1221

First Place Financial Corp. Receives Nasdaq Delisting Notification

Warren, Ohio - First Place Financial Corp. (the “Company”) announced today that it has received a letter from the Nasdaq Listing Qualifications Staff informing the Company that its securities will be delisted from The Nasdaq Stock Market effective at the open of business on November 10, 2011.  The delisting is a result solely of the Company’s inability to regain compliance with the filing requirements for continued listing by the November 10, 2011 deadline set by Nasdaq.

Over the past several months, the Company has been working to determine the appropriate level of the allowance for loan losses for First Place Bank, the Company’s wholly-owned subsidiary.  In connection with this process, the Company determined the need to restate its consolidated financial statements for the quarterly and annual periods within the fiscal years ended June 30, 2010, 2009 and 2008.  Delays caused by the extent and complexity of the restatement process have resulted in the Nasdaq delisting.

“While we have been working tirelessly on the restatement process, the enormous number of components affected and the complexity of the process have made the November 10 deadline impossible for us to meet,” stated Steven R. Lewis, President and Chief Executive Officer.  “The Nasdaq delisting is an unfortunate and unavoidable result of the ongoing restatement process.”

The Company’s common stock will be quoted on the OTC Markets – OTC Pink (also known as the “Pink Sheets”) under the symbol “FPFC” subsequent to the effectiveness of the delisting on the Nasdaq Global Market.  The Company’s real-time stock quotes may be found at:  www.otcmarkets.com.

“Shareholders and customers can be assured that once we have completed our restatement and bring our delinquent filings to a current status with the Securities and Exchange Commission, we will immediately begin the Nasdaq relisting process as our first order of business,” concluded Lewis.

About First Place Financial Corp.

First Place Financial Corp. is a $3.1 billion financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc.  Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 22 loan production offices.  First Place Holdings, Inc. has one active wholly-owned subsidiary named First Place Real Estate, Ltd. and a 75% interest in Title Works Agency, LLC.  Additional information about First Place Financial Corp. may be found on the Company’s web site:  www.firstplacebank.com.